Exhibit 99.1

For Release

May 3, 2006
1:00 p.m. PDT

Contacts:
Mike Holtzman	Deirdre Skolfield, CFA
SVP, Finance and Chief Financial Officer	Director, Investor Relations
(818) 878-7900	dskolfield@onassignment.com

On Assignment, Inc. Reports 2006 First Quarter Results

Year-over-year quarterly revenues up 34%, operating income improved by $3.2 million and EPS was $0.01

Calabasas, CA, May 3, 2006 – On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare, Medical Financial and Health Information Services, reported revenues for the quarter ended March 31, 2006 of $66,723,000. Net income for the quarter was $302,000, or $0.01 per share, including $0.02 per share of FAS 123R expense. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $1,886,000, which includes $459,000 of FAS 123R expense.

FIRST QUARTER HIGHLIGHTS

•                  Revenues for the quarter were $66,723,000, up 34.0% year over year and above the Company’s previously announced estimates on continued strong organic growth.

•                  Selling, General and Administrative (SG&A) expenses were $16,786,000, or 25.2% of total revenues, compared with $15,974,000, or 32.1% in the first quarter of 2005. Excluding FAS 123R expense of $459,000 and accelerated depreciation of $324,000, SG&A was $16,003,000, or 24.0% of total revenues.

•                  Operating income was $198,000, an increase of $3,203,000 from the first quarter of 2005.

•                  Cash, cash equivalents and restricted cash totaled $27,448,000 at March 31, 2006, up $2,083,000 from the preceding quarter.

For the quarter ended March 31, 2006, consolidated revenues were $66,723,000, an increase of 34.0% compared to $49,796,000 in the same period of 2005. Lab Support revenues were $26,458,000, up 21.2% compared to $21,833,000 in the same period of 2005. Healthcare Staffing revenues, which include our Nurse Travel and MF&A lines of business, were up 44.0% to $40,265,000 compared to $27,963,000 in the same period of 2005. Nurse Travel revenues were $28,682,000, up 46.0% compared to $19,650,000 in the same period of 2005. Excluding revenues of $211,000 derived from staffing hospitals experiencing labor disruptions in the quarter, Nurse Travel revenues were up 44.9%. MF&A revenues increased 39.3% to $11,583,000 compared with $8,313,000 in the same period of 2005.

Operating income for the quarter ended March 31, 2006 was $198,000, which includes $459,000 of FAS 123R expense and $324,000 of accelerated depreciation, compared to an operating loss of $3,005,000 in the first quarter of 2005. The operating loss in the prior year’s period did not include expenses related to FAS 123R or accelerated depreciation. EBITDA for the quarter was $1,886,000, including FAS 123R expense, an improvement of $3,368,000 over the year-ago quarter. Net income for the quarter ended March 31, 2006 was $302,000, or $0.01 per share, including $0.02 per share of FAS 123R expense, compared to a net loss of $2,871,000, or ($0.11) per share, for the quarter ended March 31, 2005.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased to report another solid quarter of growth in revenues, gross profits, EBITDA and EPS. Our growth was achieved without acquisitions, new branch offices or new service offerings in what is typically our seasonally most impacted quarter due to year-end holidays and sequentially fewer billing days for Nurse Travel. Our SG&A expenses for the quarter, excluding FAS 123R expense and accelerated depreciation, were essentially flat with the year ago quarter despite a 34% increase in revenues.”

Dameris concluded, “Our focus in the remainder of 2006 will be to translate our expanding revenue base into improved EBITDA and operating margins. In order to achieve this, we will continue to work to increase bill rates and raise gross margins above the seasonally impacted first quarter levels, increase staffing consultant productivity, invest in our highest growth markets and lines of business and control, rationalize and leverage our SG&A expenses. During the first quarter of 2006, our gross margins expanded throughout the quarter.

Mike Holtzman, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our first quarter gross margins in the Lab Support, Nurse Travel and MF&A lines of business were 30.5%, 20.2% and 27.0%, respectively. Gross margins were up year over year for Nurse Travel and MF&A. Although our bill/pay spreads increased on a consolidated basis, consolidated gross margin decreased 50 bps year over year to 25.5% primarily due to an increase in state unemployment insurance, a greater percentage of our revenue mix from Nurse Travel (with lower gross margins, but higher bill rates), lower conversion fees and higher holiday pay. The increase in state unemployment insurance was primarily related to the state of California where we experienced an increase in reported payroll, which resulted in higher state reserve requirements. Lab Support was also impacted by an unfavorable workers’ compensation adjustment due to an increase in a claim reserve from a prior period.

 We ended the quarter with $27.4 million in cash, cash equivalents and restricted cash. Our working capital was $50.1 million, up from $47.6 million in the preceding quarter. Cash provided by operations was $2.5 million, cash from stock option exercises and employee stock purchases was $1.2 million and capital expenditures increased to $1.6 million from $0.7 million in the preceding quarter, primarily related to information technology initiatives.

Holtzman continued, “Based on the strength of revenues in the first three weeks of the second quarter, we currently project revenues of $68.0 to $69.0 million for the quarter ending June 30, 2006. We are projecting gross margins of approximately 26.5% and SG&A of $16.0 to $16.2 million, including depreciation and amortization of $1.4 million and excluding approximately $550,000 of FAS 123R expense. We project earnings per share of $0.03 to $0.05, which includes FAS 123R expense of approximately $0.02 per share and an effective tax rate of 30.0%.

Holtzman concluded, “For the year, assuming fairly stable labor markets and no loss of major clients at Nurse Travel, we are revising our guidance for revenues to $270 to $275 million (from $268 to $275 million), which represents growth of 13.5% to 15.6% over 2005. We continue to project average gross margins for the year of 26.5% to 27.0%, SG&A of $64.5 to $66.0 million, excluding approximately $2.5 to $2.8 million of FAS 123R expense, and revising our earnings per share guidance to $0.15 to $0.18 (from $0.14 to $0.18), which includes approximately $0.08 per share in FAS 123R expense.”

On Assignment will hold its quarterly conference call to discuss its 2006 first quarter financial results tomorrow, Thursday May 4, 2006 at 10:30 a.m. EDT. Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call. A replay of the conference call can be accessed from approximately 11:30 a.m. EDT on Thursday May 4, 2006 through Friday May 12, 2006 by dialing (800) 642-1687 or (706) 645-9291 with the access code 8006117.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com. Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial & Health Information Services. The corporate headquarters are located in Calabasas, California. On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992. The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, the Netherlands and Belgium.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance. The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance. Such measures also are used to determine a portion of the compensation for some of our executives and employees. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization and impairment of goodwill and identifiable intangible assets), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2006. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended
	March 31, 2006	December 31, 2005	March 31, 2005

Revenues	$66,723	$64,701	$49,796
Cost of Services	49,739	47,717	36,827
Gross Profit	16,984	16,984	12,969
Selling, General and Administrative Expenses	16,786	16,240	15,974
Operating Income (loss)	198	744	(3,005)
Interest Income	234	227	214
Pre-tax Income (Loss)	432	971	(2,791)
Income Tax Provision	130	150	80

Net Income (Loss)	$302	$821	$(2,871)

Diluted Earnings (Loss) Per Share	$0.01	$0.03	$(0.11)

Weighted average number of shares and dilutive shares outstanding	26,827	27,025	25,297

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Revenues:
Lab Support Segment	$26,458	$26,348	$21,833

Nurse Travel	28,682	27,132	19,650
Medical Financial and Allied	11,583	11,221	8,313
Healthcare Segment	40,265	38,353	27,963
Total	$66,723	$64,701	$49,796

Gross Profit:
Lab Support Segment	$8,075	$8,572	$7,019

Nurse Travel	5,785	5,333	3,756
Medical Financial and Allied	3,124	3,079	2,194
Healthcare Segment	8,909	8,412	5,950
Total	$16,984	$16,984	$12,969

(Unaudited)

(In thousands)

SELECTED CASH FLOW INFORMATION

	Quarter Ended
	March 31, 2006	December 31, 2005	March 31, 2005

Cash provided by (used for) Operations	$2,470	$(106)	$1,500
Capital Expenditures	1,596	732	1,263

(Unaudited)

(In thousands)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	March 31, 2006	December 31, 2005	March 31, 2005
Cash, Cash Equivalents, Restricted Cash and Marketable Securities	$27,448	$25,365	$22,811
Accounts Receivable, net	37,225	35,325	25,495
Working Capital	50,116	47,629	39,093
Total Assets	97,239	93,705	90,366
Current Liabilities	18,126	16,998	18,590
Long-term Liabilities	418	70	216
Stockholders Equity	78,695	76,637	71,560

(Unaudited)

(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE TO NON-GAAP EBITDA AND EBITDA PER SHARE

	Quarter Ended
	March 31, 2006		December 31, 2005		March 31, 2005
Net Income (Loss)	$302	$0.01	$821	$0.03	$(2,871)	$(0.11)
Interest Income	(234)	(0.01)	(227)	(0.01)	(214)	(0.01)
Income Tax Provision	130	0.01	150	0.01	80	0.00
Depreciation	1,453	0.05	1,389	0.05	1,242	0.05
Amortization of Intangibles	235	0.01	281	0.01	281	0.01
EBITDA	$1,886	$0.07	$2,414	$0.09	$(1,482)	$(0.06)

Weighted Average Common and Common Equivalent Shares Outstanding	26,827		27,025		25,297